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                                                                     EXHIBIT 5.1



                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]


                               February 11, 1999



Helisys, Inc.
24015 Garnier Street
Torrance, CA  90505

     Re:   Registration Statement on Form S-8 - 1995 Stock Incentive Plan

Ladies and Gentlemen:

     We have examined the form of Registration Statement on Form S-8, (the "Registration Statement"), being filed by Helisys, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on February 12, 1999, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), issuable under the Company's 1995 Stock Incentive Plan, as amended (the "Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 1,000,000 shares of Common Stock to be issued under the Plan and against full payment therefor in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                /s/ STRADLING YOCCA CARLSON & RAUTH
                                    STRADLING YOCCA CARLSON & RAUTH